Exhibit 99.1

800 Boylston St., Boston, Massachusetts 02199 56 Prospect St., Hartford, Connecticut 06103-2818
News Release

Eversource Energy Reports Full Year 2018 Results

HARTFORD, Conn. and BOSTON, Mass. (February 20, 2019) – Eversource Energy (NYSE: ES) today reported full-year 2018 earnings of $1.033 billion, or $3.25 per share, compared with earnings of $988 million, or $3.11 per share, in 2017.  Full-year 2018 results include two items from the third quarter disclosed previously—a charge of $26 million, or $0.08 per share, associated with Eversource Energy’s investment in a natural gas pipeline project, and non-recurring tax benefits of $18 million, or $0.06 per share.

In the fourth quarter of 2018, Eversource Energy earned $231.3 million, or $0.73 per share, compared with earnings of $237.4 million, or $0.75 per share, in the fourth quarter of 2017.

“We completed a very successful year in 2018 for both our customers and shareholders.  We continued to provide top-tier levels of safe and reliable electric, natural gas and water service for nearly 4 million New England customers, despite some significant challenges that Mother Nature threw our way,” said Jim Judge, Eversource chairman, president and chief executive officer.  “We also continued to provide our shareholders with an attractive and growing dividend and strong share price performance.  We also provided strong leadership in helping our region achieve its ambitious environmental and carbon emission reduction goals.”

2019 and Long-Term Earnings Per Share (EPS) Guidance

Also today, Eversource Energy projected 2019 earnings of between $3.40 per share and $3.50 per share, and long-term EPS growth through 2023 of between 5 percent and 7 percent, using 2018 earnings of $3.25 per share as the base.

Electric Distribution and Generation

Eversource Energy’s electric distribution segment earned $455.4 million for the full year 2018, compared with $497.4 million for the full year 2017.  The segment earned $76.2 million in the fourth quarter of 2018, compared with $104 million in the fourth quarter of 2017.  Lower fourth quarter and full-year results were due primarily to the divestiture of Eversource’s New Hampshire fossil and hydro plants in 2018, and higher depreciation, interest and property tax expense, primarily in Connecticut.

Electric Transmission

Eversource Energy’s transmission segment earned $427.2 million for the full year 2018, compared with $391.9 million for the full year 2017.  It earned $97.5 million in the fourth quarter of 2018, compared with $102.3 million in the fourth quarter of 2017.  Higher full-year earnings in 2018 were due primarily to an increased level of investment in Eversource Energy transmission facilities.  Lower fourth-quarter earnings in 2018 reflect a reduction in the benefits from tax reform, compared with the fourth quarter of 2017.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $93.2 million for the full year 2018, compared with $74.6 million for the full year 2017.  Fourth quarter natural gas segment earnings were $43 million in 2018, compared with $25.5 million in 2017.  Higher results in the fourth quarter and full year of 2018 were driven primarily by higher distribution margins1 and the impacts of the 2018 rate review at Yankee Gas Services Company.

Water Distribution

Eversource Energy’s water distribution segment earned $30.9 million for the full year 2018 and $4.5 million in the fourth quarter of 2018.  The segment was created by Eversource’s acquisition of Aquarion Water Company in December 2017.

Eversource Energy Parent and Other Companies

Eversource Energy parent and other companies earned $26.3 million for the full year of 2018, compared with $25.3 million for the full year 2017.  It earned $10.1 million in the fourth quarter of 2018, compared with earnings of $6.8 million in the fourth quarter of 2017.  Higher results were due to a lower effective tax rate in 2018.

The following table reconciles 2018 and 2017 fourth quarter and full-year earnings per share:

		Fourth Quarter	Full Year
2017	Reported EPS	$0.75	$3.11
	Higher electric and natural gas distribution margins in 2018	0.04	0.15
	Higher/(lower) transmission earnings in 2018	(0.01)	0.11
	Water distribution earnings in 2018	0.01	0.10
	Higher results at Eversource parent and other in 2018 ex. Q3 tax benefit and Access Northeast impairment	0.01	0.02
	Lower generation earnings in 2018 due to divestiture of New Hampshire generation	(0.03)	(0.09)
	Higher electric and natural gas depreciation, property tax and interest expense in 2018	(0.04)	(0.13)
	Non-recurring Q3 2018 tax benefits at Parent	---	0.06
	Q3 2018 Access Northeast impairment charge	---	(0.08)
2018	Reported EPS	$0.73	$3.25

Financial results by segment for the fourth quarter and full-year 2018 and 2017 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2018	December 31, 2017	Increase/ (Decrease)	2018 EPS[1]
Electric Distribution/Generation	$76.2	$104.0	$(27.8)	$0.24
Electric Transmission	97.5	102.3	(4.8)	0.31
Natural Gas Distribution	43.0	25.5	17.5	0.14
Water Distribution	4.5	(1.2)	5.7	0.01
Eversource Parent and Other Companies	10.1	6.8	3.3	0.03
Reported Earnings	$231.3	$237.4	($6.1)	$0.73

Full year ended:

(in millions, except EPS)	December 31, 2018	December 31, 2017	Increase/ (Decrease)	2018 EPS[1]
Electric Distribution/Generation	$455.4	$497.4	$(42.0)	$1.44
Electric Transmission	427.2	391.9	35.3	1.34
Natural Gas Distribution	93.2	74.6	18.6	0.29
Water Distribution	30.9	(1.2)	32.1	0.10
Eversource Parent and Other Companies	26.3	25.3	1.0	0.08
Reported Earnings	$1,033.0	$988.0	$45.0	$3.25

Retail sales data:

Three months ended:	December 31, 2018	December 31, 2017	% Change
Electric Distribution (Gwh)
Traditional	1,933	1,923	0.5%
Decoupled	10,777	10,892	(1.1)%
Total Electric Distribution	12,710	12,815	(0.8)%

Natural Gas Distribution (mmcf)
Traditional	8,970	7,222	24.2%
Decoupled and Special Contracts	23,662	24,118	(1.9)%
Total Natural Gas Distribution	32,632	31,340	4.1%

Full year ended:	December 31, 2018	December 31, 2017	% Change
Electric Distribution (Gwh)
Traditional	9,790	9,465	3.4%
Decoupled	43,591	42,781	1.9%
Total Electric Distribution	53,381	52,246	2.2%

Natural Gas Distribution (mmcf)
Traditional	44,715	39,455	13.3%
Decoupled and Special Contracts	61,242	61,571	(0.5)%
Total Natural Gas Distribution	105,957	101,026	4.9%

Eversource Energy has approximately 317 million common shares outstanding and operates New England’s largest energy delivery system.  It serves nearly 4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on February 21, 2019, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 Utility electric margin and utility natural gas margin are non-GAAP (not determined using generally accepted accounting principles) financial measures.  All per-share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period.  Management believes that these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and distribution systems; ability or inability to commence and complete our major strategic development projects and opportunities; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology related to our current or future business model; increased conservation measures of customers and development of alternative energy sources; contamination of, or disruption in, our water supplies; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, except as required by federal securities laws, and Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.